Schedule for computation of Yield Calculation


Government Obligations Tax-Managed Fund
  (Insititutional Shares)                                    31-Jul-95
This example illustrates the yield quotation for the seven-day period ended:

Value of a hypothetical pre-existing
    account with exactly one share at the beginning        $1.000000000
    of the base period

Value of same account (excluding capital changes)
    at end of the seven-day base period*                   $1.001071638

                                                           $0.001071638
Net change in account value

Base Period Return:
  Net change in account value divided by the
  beginning account value                                  $0.001071638
        ($ .000458656/$1.000000000)
                                                                 5.59%
Annualized Current Net Yield  ( .001071638 x 365/7)
                                                                 5.74%
Effective Yield **  (.001071638 + 1 )   (365/7) - 1

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.
** This value may change to include shares purchased with dividends reinvested on a less frequent basis.